UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2020

ISABELLA BANK CORPORATION
(Exact name of registrant as specified in its charter)

MICHIGAN	000-18415	38-2830092
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street, Mt. Pleasant, Michigan	48858-1649
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (989) 772-9471
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.l4a-l2)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.l4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.l3e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
Restricted Stock Plan On June 24, 2020, the registrant adopted the Isabella Bank Corporation Restricted Stock Plan (the "RSP"). The RSP is an equity-based bonus plan the primary purpose of which is to promote the growth and profitability of Isabella Bank Corporation and its wholly owned subsidiary, Isabella Bank (the “Bank”), by attracting and retaining executive officers and key employees of outstanding competence through ownership of equity that provides them with incentives to achieve corporate objectives. In connection with the adoption of the RSP the Isabella Bank Corporation Stock Award Incentive Plan was terminated.
Under the RSP, Isabella Bank Corporation may award restricted stock bonuses to eligible employees on an annual basis. Currently, the eligible employees are the Isabella Bank Corporation President and CEO, the Isabella Bank President and the Isabella Bank Chief Financial Officer. Each of these individuals is also a named executive officer of the registrant. The RSP authorizes the issuance of unvested restricted stock to an eligible employee worth up to 40% of the employee’s annual salary, on a calendar year basis.
The RSP imposes several conditions on the issuance of restricted stock awards. The employee must be actively employed on December 31st of the measuring year to receive an award, or must have retired, become disabled or died during the year to receive a prorated award. The employee must also satisfy the annual performance targets and measures established by the Board of Directors. If these grant conditions are not satisfied, then the award and grant of restricted shares will lapse or be adjusted appropriately, at the discretion of the Board of Directors. Transfers of shares granted under the RSP are restricted.
Also effective June 24, 2020, the registrant made initial grants under the RSP to Jae Evans, Jerome Schwind and Neil McDonnell. Under Mr. Evans’ Grant Agreement, Mr. Evans is eligible for a grant of restricted stock equal in value to 40% of his annual salary if he meets his 2020 performance goals. Under Mr. Schwind’s Grant Agreement, Mr. Schwind is eligible for a grant of restricted stock equal in value to 30% of his annual salary if he meets his 2020 performance goals. Finally, under Mr. McDonnell’s Grant Agreement, Mr. McDonnell is eligible for a grant of restricted stock equal in value to 25% of his annual salary if he meets his 2020 performance goals. All Grant Agreements contain vesting conditions and clawback provisions.
The Executive Cash Incentive Plan On June 24, 2020, the registrant amended and restated the Isabella Bank Corporation Employee Cash Incentive Plans as two separate plans- one for non-executive employees and the other, the Isabella Bank Corporation Executive Cash Incentive Plan (the “Cash Plan”) for executive employees. The Cash Plan provides separate potential payout formulas for the Isabella Bank Corporation President and CEO, the Isabella Bank President and the Isabella Bank Chief Financial Officer. The potential payout formulas under the Cash Plan are: 30% of salary earned for the Isabella Bank Corporation President and CEO; 25% of salary for the Isabella Bank President; and 20% of salary for the Isabella Bank Chief Financial Officer. The weighting of goal achievement between personal and corporate goals is as follows: Isabella Bank Corporation President and CEO and Isabella Bank President 90% of potential payout based on achievement of corporate goals and 10% based on achievement of personal goals; and Isabella Bank CFO 80% of potential payout based on achievement of corporate goals and 20% based on achievement of personal goals.
The foregoing brief description of the RSP, the Grant Agreements and the Cash Plan are qualified in their entirety by reference to the text of the RSP, a copy of which is attached as Exhibit 10.1, the text of the Grant Agreements, copies of which are attached as Exhibit 10.2, 10.3 and 10.4 and the text of the Cash Plan, a copy of which is attached as Exhibit 10.5.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description

10.1	Isabella Bank Corporation Restricted Stock Plan
10.2	Grant Agreement for Jae Evans
10.3	Grant Agreement for Jerome Schwind
10.4	Grant Agreement for Neil McDonnell
10.5	Isabella Bank Corporation Executive Cash Incentive Plan
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISABELLA BANK CORPORATION

Dated:	June 26, 2020	By:	/s/ Jae A. Evans
Jae A. Evans, President & CEO